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                                                                    Exhibit 99.2

[Pfizer LOGO]

FOR IMMEDIATE RELEASE                                   CONTACT:  Andy McCormick
NOVEMBER 16, 1999                                                 212-573-1226

         PFIZER FILES AMENDED COMPLAINT IN DELAWARE COURT, REGISTRATION
          STATEMENT WITH SEC IN CONNECTION WITH WARNER-LAMBERT MERGER

                                       --

      PFIZER ASKS FOR EXPEDITED DISCOVERY, EARLY HEARING FOR INJUNCTION TO
          BLOCK "ONEROUS AND UNLAWFUL" ANTI-SHAREHOLDER PROVISIONS OF
                      WARNER-LAMBERT/AHP MERGER AGREEMENT

                                       --

           PFIZER INTENDS TO BEGIN PROCESS OF CONSENT SOLICITATION TO
              REMOVE AND REPLACE WARNER-LAMBERT BOARD OF DIRECTORS

NEW YORK, November 16 - Pfizer Inc said today it has filed an amended complaint in the Delaware Court of Chancery against Warner-Lambert, its Directors and American Home Products and will be seeking expedited discovery and an early hearing on its motion to enjoin the Warner-Lambert/AHP merger and its unprecedented series of anti-shareholder defensive provisions.

It has also filed an S-4 registration statement with the Securities and Exchange Commission in connection with its proposed Warner-Lambert merger.

The Delaware lawsuit is in support of Pfizer's previously announced merger proposal, which offers a premium to Warner-Lambert shareholders and contains none of the coercive provisions of the no-premium AHP agreement.

The amended complaint seeks a declaratory judgment that the Warner-Lambert directors breached their fiduciary duties and that the various defensive provisions in the agreements between Warner-Lambert and AHP are illegal.

The suit calls the defensive provisions "onerous and unlawful" and part of Warner-Lambert's efforts to ensure that the AHP merger "would not be derailed by a competing, superior merger proposal from Pfizer or any other entity."

The lawsuit also charges that Warner Lambert's directors breached their fiduciary obligations in approving the provisions and went "to great lengths to remain ignorant of . . . the competing proposal."

"The cumulative effect of these provisions is to put an unprecedented set of obstacles in front of Pfizer's proposal, and in the process force the Warner-Lambert shareholders to have no opportunity to consider any proposal other than the Warner-Lambert/AHP merger. Importantly, Warner-Lambert also knew that Pfizer was seeking permission to make a superior proposal while it put these defensive provisions in place," Mr. Clemente added.

Pfizer is seeking to enjoin the following:

    - A provision in which the Warner-Lambert Board agrees not to take any steps to amend, modify or terminate its poison pill for any transaction other than Warner-Lambert/AHP, essentially contracting away these rights to AHP.


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      - A "cross-option" agreement whose sole purpose is to prevent Pfizer from using the customary "pooling of interests" accounting. Warner-Lambert granted AHP an option to acquire 14.9% of Warner-Lambert's stock if the AHP agreement is terminated. This prevents Pfizer or any company other than AHP from using the pooling method. Pfizer will argue that Warner-Lambert used its standstill agreement with Pfizer as a device to favor AHP and give AHP exclusive rights to the favorable pooling treatment.

     - A draconian financial penalty in the form of an exorbitant termination fee -- up to $2 billion -- if the AHP agreement is terminated under various scenarios, including if Warner-Lambert shareholders reject the AHP merger in favor of a superior transaction.

     - An unusually long "lock up" provision -- until November, 2000 -- in which the Warner-Lambert Board is essentially prohibited, without a shareholder rejection, from withdrawing the AHP deal and recommending any other business combination to shareholders, even with a premium and even if the Warner-Lambert directors believe that such a superior merger would be in the best interests of their shareholders.

Pfizer's complaint also provides additional details on Pfizer's repeated efforts to inform Warner-Lambert of its interest in making a proposal and obtaining Warner-Lambert permission, including inquiries from Pfizer's Chairman, William C. Steere, Jr., Pfizer's President and Chief Operating Officer, Henry A. McKinnell, and two Pfizer directors to Warner-Lambert's management and directors.

Pfizer also said that it intends to begin the process of soliciting consents to remove and replace the Board of Directors of Warner-Lambert so that Warner-Lambert's shareholders will have the opportunity to consider the most advantageous transaction available to them.



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